Exhibit 4.9

THIS OPTION AND THE SHARES PURCHASABLE HEREUNDER HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Dated: March 2, 2021

OPTION TO PURCHASE

SHARES OF COMMON STOCK OF

NANO MAGIC HOLDINGS INC.

This certifies that Ronald J. Berman (the “Holder”) is entitled to purchase, at a price of $0.75 per share (the “Exercise Price”) subject to adjustment under Section 4 below), from Nano Magic Holdings Inc., a Delaware corporation (the “Company”), up to 100,000 fully paid and nonassessable shares (the “Option Shares”) of Common Stock, $0.0001 par value per share (the “Stock”) (subject to vesting under Section 1).

1.	Vesting; Exercise; Delivery & Acknowledgement.

1.1.	Vesting. This Option is subject to vesting as follows:

The right to purchase:	Will vest at the conclusion of the audit of calendar year 2021 if:
12,500 Option Shares	Nano Magic LLC has 2021 revenue of $4 million or more
12,500 Option Shares	Nano Magic LLC has 2021 revenue of $5 million or more
12,500 Option Shares	Nano Magic LLC has 2021 revenue of $6 million or more
12,500 Option Shares	Nano Magic LLC has 2021 revenue of $7 million or more
12,500 Option Shares	Nano Magic LLC has 2021 revenue of $8 million or more
12,500 Option Shares	Nano Magic LLC has 2021 revenue of $9 million or more
25,000 Option Shares	Nano Magic Holdings Inc. has 2021 EBITDA of $1 million or more

1.2.	Exercise. The vested Tranches of this option are exercisable from time to time, in whole or in part, from and after the date vesting occurs for that Tranche up to and including 5:00 p.m. (Eastern Time) on the 5th anniversary of the date of grant (the “Expiration Time”), upon delivery to the Company of the Form of (i) the Exercise Notice attached as Appendix A duly completed and executed. (ii) payment of the aggregate Exercise Price for the number of shares for which this Option is being exercised, and (iii) payment of the Tax Amount Due (as defined in section 2.2).

1.3.	Delivery. Upon exercise and payment under Section 1.2, the Company will (x) issue and deliver to the Holder, at the Company’s expense, a statement for the Option Shares that were purchased or, (y) if available, and upon request and at the expense of the Holder, electronically deliver the Option Shares purchased to the Holder’s account at The Depository Trust Company (“DTC”) or similar organization. Any other securities or property to which the Holder may be entitled upon exercise shall be delivered to the Holder.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of Michigan, or is a day on which banking institutions located in the State of Michigan are authorized or required by law or other governmental action to close.

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1.4.	Acknowledgement. In the case of a purchase of less than all the Option Shares in any Tranche, the Company will execute and deliver to the Holder, within ten days after rights represented by this Option have been exercised, an Acknowledgement in the form of Appendix B indicating the number of Option Shares which remain in that Tranche, if any.

2.	Payment of Exercise Price and Applicable Taxes.

2.1.	Exercise Price. The aggregate Exercise Price for Option Shares being purchased hereunder may be paid by (i) cash or wire transfer of immediately available funds to a bank account specified by the Company, or (ii) certified or bank cashier’s check. The Holder may also, in its sole discretion, satisfy its obligation to pay the aggregate purchase price for Option Shares through a “cashless exercise,” in which event the Company shall issue to the Holder the number of determined as follows:

where:

X = the number of Option Shares on which withholding is due.

Y = the total number of Option Shares with respect to which this Option is being exercised.

A = the Closing Sale Price for the Trading Day immediately prior to the date of receipt of the Form of Exercise Notice by the Company.

B = the Exercise Price in effect for the Option Shares at the time of exercise.

“Trading Day” means a day on which (a) the OTC Market or, if the Stock is not trading on the OTC Market, the principal United States national or regional securities exchange on which the Stock is then listed or open for trading, in each case, with a scheduled closing time of 4:00 p.m. (New York City time ) or the then-standard closing time for regular trading on the relevant exchange or market and (b) a Closing Sale Price for the Stock is available on such securities exchange or market. If the Stock is not so listed, a “Trading Day” means any day on which banking institutions in the State of New York are open for business.

“Closing Sale Price” of the Stock on any date means the closing per share sale price (or, if no closing sales price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) at 4:00 p.m. (New York City time) on such date as reported by the principal United States national or regional securities exchange on which the Stock is listed or, if the Stock is not so listed, as reported by OTC Markets Group Inc. or a similar organization. If the Stock is not so quoted, the “Closing Sales Price” shall be the average of the mid-point of the last bid and ask prices for the Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

2.2 Applicable Taxes. The holder shall pay to the Company a payment equal to the Employee Rate multiplied by X(A-B)( as X, A, and B are defined above, the “Tax Amount Due”). “Employee Rate” means the sum of the rates for applicable federal, state and local withholding taxes that would be deducted from an employee’s wages if the spread between the option price and fair market value was paid to the employee in cash, but specifically excludes any taxes due from the employer. The Tax Amount Due may be paid by (i) cash or wire transfer of immediately available funds to a bank account specified by the Company, or (ii) certified or bank cashier’s check.

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3.	Shares to be Fully Paid. All Option Shares which may be issued upon the exercise of the rights represented by this Option will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable. The Company will take all action as may be reasonably necessary to assure that the shares of Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system, if applicable, upon which the Stock may be listed.

4.	Adjustment of Exercise Price and Number of Shares. The Exercise Price and the number of Option Shares purchasable are subject to adjustment as described in this Section 4. Upon each adjustment of the Exercise Price, the Holder shall thereafter be entitled to purchase, at the Exercise Price resulting from the adjustment, the number of shares obtained by multiplying the Exercise Price in effect immediately prior to the adjustment by the number of shares purchasable pursuant hereto immediately prior to the adjustment, and dividing the product by the Exercise Price resulting from the adjustment.

4.1	Subdivisions, Combinations and Dividends. If the Company (x) pays a dividend or makes a distribution, in shares of Stock, on any all or substantially all shares of Stock, (y) splits or subdivides its outstanding Stock into a greater number of shares, or (z) combines its outstanding Stock into a smaller number of shares, then in each case the Exercise Price in effect immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the number of shares of Stock that the Holder would have owned or would have been entitled to receive after the occurrence of any of the events described above had this Option been exercised immediately prior to the event. An adjustment made under this Section 4.1 will be effective immediately after the close of business on the dividend or distribution date in the case of a dividend or distribution and will be effective immediately after the close of business on the effective date in the case of a subdivision, split or combination, as the case may be. If as a result of an adjustment under this Section 4.1, the Holder is entitled to receive any shares of the Company other than shares of Stock, thereafter the number of other shares receivable upon exercise of this Option shall be subject to adjustment on terms as nearly equivalent as practicable to the provisions of this Section 4 with respect to the Stock.

4.2	Reclassification. If any reclassification of the capital stock of the Company, by merger, consolidation, reorganization or otherwise, is effected so that holders of Stock are entitled to receive stock, securities, or other assets or property, then, as a condition of the reclassification, lawful and adequate provisions shall be made whereby the Holder shall thereafter have the right to purchase and receive (in lieu of the shares of Stock purchasable and receivable upon the exercise of this Option immediately prior to the reclassification) the shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of Stock equal to the number of shares of Stock purchasable and receivable upon the exercise of this Option immediately prior to the reclassification. If the Company is acquired in an all cash transaction, the Holder shall have the right to receive cash equal to the value of the Option Shares issuable upon a cashless exercise of this Option immediately prior to the closing of the transaction. In any reclassification described above, appropriate provision shall be made with respect to the rights and interests of the Holder so that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of shares purchasable and receivable upon the exercise of this Option) shall continue to apply in relation to any shares of stock, or other securities or assets thereafter deliverable upon the exercise hereof.

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4.3	Pro Rata Distributions. If the Company, at any time while this Option is outstanding, distributes to all holders of Stock for no consideration (w) evidences of its indebtedness, (x) any security (other than a distribution of Stock covered by the preceding paragraphs), (y) rights or options to subscribe for or purchase any security, or (z) any other asset, including cash (in each case, “Distributed Property”), then, upon any exercise of this Option that occurs after the record date for determination of stockholders entitled to receive the distribution, the Holder shall be entitled to receive, in addition to the Option Shares, the Distributed Property that the Holder would have been entitled to receive if the Holder been the record holder of the Option Shares immediately prior to the record date.

4.4	Notice of Adjustment. Upon any adjustment of the Exercise Price or any increase or decrease in the number of Options Shares purchasable, the Company shall give notice to the Holder. The notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of Option Shares purchasable setting forth in reasonable detail the method of calculation and the facts upon which the calculation is based.

4.5	Other Notices. If at any time: (1) the Company declares any cash dividend upon its shares of Stock; (2) there is any capital reorganization or reclassification of the capital stock of the Company; (3) the Company is acquired in an all cash transaction; or (4) there is a voluntary or involuntary dissolution, liquidation or winding-up of the Company, then the Company notice to the Holder (a) at least ten days prior to the date on which the books of the Company will close, or the record date for the dividend, cash payment or for determining rights to vote in respect of any the reorganization or reclassification, and (b) if a reorganization or reclassification, at least ten days prior to the date when the same shall take place.

5.	No Voting or Dividend Rights. Nothing contained in this Option shall be construed as conferring upon the Holder the right to vote or to consent to receive notice as a stockholder of the Company or any other matters or any rights whatsoever as a stockholder of the Company prior to the purchase of Option Shares and then only as to the shares purchased in accordance with its terms. No dividends or interest shall be payable or accrued in respect of this Option or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, Option Shares are purchased hereunder.

6.	Transfer. This Option and the rights granted to Holder are not transferable by the Holder and may not be transferred, in whole or in part, except that vested Tranches may be exercised by the legal representative of the Holder for a period of 30 days after his death or disability.

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7.	Lost or Mutilated Options. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Option and, in the case of any loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any mutilation upon surrender and cancellation of the Option, the Company, at its expense, will make and deliver a new Option, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Option.

8.	Modification and Waiver. Any term of this Option may be amended by a writing signed by the Company and the Holder. The observance of any term of this Option may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party against whom the waiver is to be enforced.

9.	Successors and Assigns. Subject to applicable securities laws, this Option and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and of the Holder.

10.	Severability. Wherever possible, each provision of this Option shall be interpreted to be effective and valid under applicable law, but if any provision of this Option shall be prohibited by or invalid under applicable law, the provision shall be ineffective to the extent of the prohibition or invalidity, without invalidating the remainder of the provisions or the remaining provisions of this Option.

11.	Notices. All notices, requests and other communications hereunder shall be in writing and shall be given and shall be delivered personally or via a messenger service (notice given upon receipt), or mailed with confirming e-mail (notice deemed given upon earlier of e-mail receipt or receipt of hard copy) to the party’s corporate address or other address on record with the other parties.

12.	Governing Law. This Option is to be construed in accordance with and governed by the laws of the State of Delaware without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the Company has caused this Option to be duly executed as of the date first above written.

Nano Magic Holdings Inc.

By:	/s/ Tom J. Berman
Tom J. Berman, CEO & President

Accepted:	/s/ Ronald J. Berman
Ronald J. Berman

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APPENDIX A

NOTICE OF OPTION EXERCISE

TO:	Nano Magic Holdings Inc.
31601 Research Park Drive
Madison Heights MI 48071
Attn: Secretary

Via e-mail: j.rickert@nanomagic.com with a copy to tom@nanomagic.com

The undersigned hereby irrevocably elects to purchase shares of Class A common stock of Nano Magic Holdings Inc under the terms of that Option issued to Ronald J. Berman on March 2, 2021 (the “Option”) and tenders payment under the Option as follows:

Number of shares being purchased: ___________, payment by wire transfer of $____________OR Cashless exercise, net number of shares to be delivered: ____________*

where:

X = the number of Option Shares on which withholding is due.

Y = the total number of Option Shares with respect to which this Option is being exercised.

A = the Closing Sale Price for the Trading Day immediately prior to the date of receipt of the Form of Exercise Notice by the Company.

B = the Exercise Price in effect for the Option Shares at the time of exercise.

Capitalized terms not defined in this notice have the meanings set forth in the Option. This notice is being sent by facsimile to the number and officer identified above and by e-mail to the address noted above.

Plus payment of the Tax Amount Due being $________ paid herewith.

If this notice represents the full exercise of the outstanding balance of the Option, either the Holder has previously surrendered the Option to the Company or will surrender the Option to the Company within ten trading days after delivery of the statement for the shares.

The address of the Holder to be shown on the records of the Company is:

The Tax ID number of the Holder is: _______________________

E-mail address for notices: _____________________________

Date of notice _________________________

Name of Holder: ____________________________

By: ___________________________

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APPENDIX B

ACKNOWLEGEMENT

Of Remaining Option Shares

TO: [Holder]

Under the terms of that Option originally issued to Ronald J. Berman on March 2, 2021 (the “Option”) the Company hereby confirms that the remaining Option Shares under Tranche __ following the Notice of Option Exercise dated _______________ are:

Nano Magic Holdings Inc.

By: ___________________________

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